EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm in the Registration Statement on Form S-8 and related Prospectus of SBA Communications Corporation for the registration of an additional 1,000,000 shares under the SBA Communications Corporation Amended and Restated 1999 Employee Stock Purchase Plan and to the incorporation by reference therein of our report dated March 5, 2004, with respect to the consolidated financial statements and schedule of SBA Communications Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

West Palm Beach, Florida

May 5, 2004